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                             JOINT FILING AGREEMENT

              The undersigned hereby agree that the Statement on Schedule 13D, dated February 19, 1998, (the "Schedule 13D"), with respect to the common stock, par value $0.01 per share, of Getty Images, Inc., a Delaware corporation is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the
Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 19th day of February, 1998.


                                        MARK TORRANCE


                                        By /s/ Mark Torrance
                                           ----------------------------
                                           Name: Mark Torrance

                                        PDI, L.L.C.


                                        By /s/ Mark Torrance
                                           ----------------------------
                                           Name: Mark Torrance
                                           Title: Director


                                        WADE TORRANCE


                                        By /s/ Wade Torrance
                                           ----------------------------
                                           Name: Wade Torrance